Exhibit 5.2

August 5, 2025

Aeries Technology, Inc.
60 Paya Lebar Road, #08-13
Paya Lebar Square
Singapore 409051

Ladies and Gentlemen:

We have acted as counsel to Aeries Technology, Inc., a Cayman Islands exempted company (the “Company”), in connection with the filing of the Post-Effective Amendment No. 2 (the “Post-Effective Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-276173) (the “Form S-1” and, as amended by Post-Effective Amendment No. 2, the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2023, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale of up to 9,527,810 redeemable warrants (the “Private Placement Warrants”) to purchase Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), originally issued to Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), pursuant to that certain warrant purchase agreement, dated as of October 19, 2021, by and between Worldwide Webb Acquisition Corp., a Cayman Islands exempted company (“WWAC”), and Sponsor (the “Sponsor Warrant Agreement”), in a private placement that closed simultaneously with the consummation of WWAC’s initial public offering.

You have requested our opinion as to the matter set forth below in connection with the Registration Statement and the offering of the Private Placement Warrants thereunder. For purposes of rendering our opinion, we have examined: (i) the Registration Statement, (ii) the Sponsor Warrant Agreement, and (iii) that certain warrant agreement, dated as of October 19, 2021, by and between WWAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent Agreement”; together with the Sponsor Warrant Agreement, the “Warrant Agreements”).

For purposes of rendering our opinion below, we have not examined any document other than the documents listed above and assume there exists no provision in any document relating to the matter covered by our opinion below that we have not examined that is inconsistent with the documents listed above or our opinions below. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all respects.

For purposes of this opinion letter, we have assumed that: (a) each document examined by us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed (i) the legal capacity of natural persons, (ii) that each party to the documents we have examined is validly existing and has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party, (iii) that the Warrant Agreements are the enforceable obligations of the Company, and (iv) that the Company has taken all corporate action under the laws of the Cayman Islands necessary to authorize the execution and delivery of and performance of its obligations under the Private Placement Warrants and has duly executed and delivered the Private Placement Warrants. We have not verified any of the foregoing assumptions.

In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued Class A ordinary shares available for issuance upon the exercise of the Private Placement Warrants and (ii) that the issuance of all Class A ordinary shares upon exercise of the Private Placement Warrants will be duly recorded in the Company’s register of members upon issuance. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the laws of the State of New York.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency, orderly liquidation or resolution, fraudulent transfer and conveyance, preference, reorganization, receivership, conservatorship, moratorium, and other similar laws affecting the rights and remedies of creditors or secured parties generally, and to the effects of general principles of equity, whether considered in a proceeding at law or equity, including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing and the public policy against indemnification for violations of United States securities law.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the related prospectus (the “Prospectus”) under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission or in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP